UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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XG TECHNOLOGY, INC.

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xG TECHNOLOGY ANNOUNCES ADJOURNMENT OF SPECIAL MEETING

Sarasota, Florida—November 16, 2016 — xG Technology, Inc. (“xG” or the “Company”) (Nasdaq: XGTI, XGTIW), a leader in providing critical wireless communications for use in challenging operating environments, announced that its Special Meeting of Stockholders to be held on November 16, 2016 was adjourned to November 23, 2016 at 4:00 p.m. ET at the Company’s offices at 240 S. Pineapple Avenue, Suite 701, Sarasota, FL 34236 to allow additional time for the stockholders to vote on the proposal set forth in the Company's proxy statement filed with the Securities and Exchange Commission (“SEC”), which is available at: www.cstproxy.com/xgtechnology/sm2016.

During the period of the adjournment, the Company will continue to solicit proxies from its stockholders with respect to the proposals set forth in the Company's proxy statement. Proxies previously submitted in respect of the meeting will be voted at the adjourned meeting unless properly revoked.

The Company encourages all stockholders who have not yet voted to do so before November 22, 2016 at 11:59 p.m. ET.

The beneficial stockholders who need assistance in submitting your proxy or voting your shares of our Common Stock, or need additional copies of the Proxy Statement or the enclosed proxy card, please contact Laurel Hill Advisory Group, LLC.

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201, Jericho, NY 11753

(516) 933-3100

The Company's proxy statement and any other materials filed by the Company with the SEC remain unchanged and can be obtained free of charge at the SEC's website at www.sec.gov.

About xG Technology, Inc.

Founded in 2002, xG Technology has created a broad portfolio of intellectual property that enables always-available, always-connected and always-secure voice, broadband data and video communications. The company is the developer of xMax, a patented all-IP software-defined cognitive radio network that delivers mission-assured wireless connectivity in any RF environment. xMax provides a solution to the challenges of interoperability, survivability and flexibility in expeditionary and critical communications networks. xMax can be deployed as fixed or mobile infrastructure to enhance and integrate seamlessly with legacy communications systems, both private and commercial. Access and priority can be controlled, and in the event of congestion, failure or denial of access to commercial networks, xMax provides a fully secure, scalable, private and highly resilient network for essential communications – all at zero bandwidth cost.

xMax incorporates advanced optimizing technologies that include spectrum sharing, interference mitigation, multiple-input multiple-output (MIMO) and software defined radio (SDR). These and other technologies make xMax ideal for wide area, as well as rapid emergency communication deployment in unpredictable environments and during fluid situations. xG offers solutions for numerous industries worldwide, including military, emergency response and public safety, telemedicine, urban and rural wireless broadband, utilities, and critical infrastructure.

xG's Integrated Microwave Technologies (IMT) business unit further supports xG's military and public safety customers with its mission-critical wireless video solutions. IMT is a leader in advanced digital microwave systems and a provider of engineering, integration, installation and commissioning services serving the MAG (Military, Aerospace & Government), broadcast, and sports & entertainment markets.  IMT’s product lines include digital broadcast microwave video systems and compact microwave video equipment for licensed and license-free applications. More information on IMT can be found at www.imt-solutions.com.

Based in Sarasota, Florida, xG has over 100 patents and pending patent applications. xG is a publicly traded company listed on the NASDAQ Capital Market (symbol: XGTI) For more information, please visit www.xgtechnology.com

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to xG Technology, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

For More Information:

Media Relations
Daniel Carpini
xG Technology
daniel.carpini@xgtechnology.com
(941) 953-9035